Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE AND WAIVER

1. This Confidential Separation Agreement and General Release and Waiver (this “Agreement”) is made between Shawn M. Bowman (“Employee”) and Sanara MedTech Inc. (“Employer”) (collectively the “Parties” and each individually, a “Party”).

2. Employee voluntarily resigned Employee’s position with Employer as President, Strategic Partnerships, resulting in Employee’s employment with Employer ending effective December 2, 2022 (the “Termination Date”). Employee agrees that Employee’s resignation of his position with Employer constituted a resignation of all positions that Employee may have held with Employer or with any Released Party (as defined below) effective as of the Termination Date, and Employee agrees to sign any additional documents that Employer may reasonably request to further document Employee’s resignations.

3. Provided that Employee (i) executes this Agreement, (ii) delivers this Agreement executed by Employee to Employer within twenty-two (22) days of the Termination Date, and (iii) does not exercise the right of revocation referenced in Section 14(g) of this Agreement, Employer shall:

(a) waive all vesting requirements and forfeiture provisions of Employer’s 2014 Omnibus Long Term Incentive Plan (“LTIP”) pertaining to Employee’s 4,519 shares of restricted common stock of Employer (“Shares”) granted to Employee pursuant to the Restricted Stock Agreement between the Parties with a grant date of February 24, 2020 (the “RSA”), all of which Shares shall be automatically fully vested, effective as of the Termination Date (the “Vesting Acceleration”); and

(b) pay Employee a lump-sum, cash payment equal to $60,000, less all applicable withholdings and deductions (the “Separation Payment”, and together with the Vesting Acceleration referred to herein as, the “Separation Benefits”), payable on Employer’s first regularly scheduled payroll date occurring after the expiration of the Revocation Period (as defined below).

Employee acknowledges that Employee (i) is receiving the Separation Benefits outlined in this Section 3 in consideration for waiving Employee’s right to claims released in Section 4, (ii) would not otherwise be entitled to the Separation Benefits referred to in this Section 3, and (iii) is only owed the Separation Benefits referred to in this Section 3 in accordance with the terms of this Agreement.

4. In exchange for the Separation Benefits set forth in Section 3, Employee, on behalf of Employee’s self and Employee’s spouse, heirs, executors, trustees, administrators, representatives, and assigns, if any, hereby fully, finally, completely, and forever releases, discharges, acquits, and relinquishes Employer and its parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, together with their present and former respective officers, directors, employees, shareholders, general partners, limited partners, members, managers, owners, agents, representatives, attorneys and insurers (each of whom shall be referred to individually as a “Released Party” and collectively as the “Released Parties”), jointly and/or severally, from any and all claims, obligations, actions, demands, liabilities, and/or causes of action of whatever kind or character, joint or several, whether known or unknown, suspected or unsuspected, asserted or unasserted, as a result of any and all alleged acts, omissions, or events, arising in whole or in part prior to the execution of this Agreement by Employee, including, without limitation, the following:

(i) any claim under federal, state, or local law which provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination and retaliation claims, such as claims or causes of action under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; the Age Discrimination in Employment Act 29 U.S.C. § 621 et seq., Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Texas Commission on Human Rights Act § 21.001 et seq. of the Texas Labor Code, all as amended; or any other statute prohibiting discrimination or retaliation in employment under any federal, state, or local law;

(ii) any action under common law or in equity, including, but not limited to, claims based on alleged breach of an obligation or duty arising in contract or tort, such as breach of contract, fraud, quantum meruit, wrongful discharge, defamation, infliction of emotional distress, assault, battery, malicious prosecution, false imprisonment, harassment, negligence, gross negligence, and strict liability;

(iii) any claim for lost, unpaid, or unequal wages, salary, stock options or any other benefits;

(iv) any alleged unlawful act; and

(v) any other claim regardless of the forum in which it might be brought, if any, which Employee has, might have, or might claim to have against any of the Released Parties, for any and all injuries, harm, damages, wages, benefits, salary, reimbursements, penalties, costs, losses, expenses, attorneys’ fees, and/or liability or other detriment, if any, whatsoever and whenever incurred, suffered, or claimed by Employee.

5. Nothing in this Agreement shall affect Employee’s right to file a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency with similar responsibilities, and nothing in this Agreement shall affect the EEOC’s rights and responsibilities to enforce any employment laws. However, by signing this Agreement, Employee waives any right Employee may have to receive any money or other benefits arising from any such charge, and Employee specifically and freely waives any and all claims regardless of whether Employee knows or suspects such claims exist at the time of executing this Agreement. This Agreement does not release any claims of the specific type referenced in 26 U.S.C. § 162(q), which claims referenced in § 162(q) the Parties agree are not released by this Agreement and such claims Employee has not made against any of the Released Parties. By executing this Agreement, Employee represents, warrants and affirms that Employee does not have any of the claims of the specific type referenced in 26 U.S.C. § 162(q) against any of the Released Parties. This Agreement does not release Employee’s right to the 9,036 vested shares of common stock of Company (“Vested Shares”), which Vested Shares are governed by the RSA and the LTIP, as it may be amended from time to time.

6. Employee acknowledges and agrees that Employee’s normal fringe benefits, excluding Employee’s health insurance coverage, terminated on the Termination Date. Employee’s health insurance coverage will terminate December 31, 2022. Employee may be eligible for continued health insurance coverage, at Employee’s option and expense, in conformity with the Consolidated Omnibus Budget Reconciliation Act. Employee’s rights and benefits, if any, under any pension or retirement plan provided by Employer will be determined pursuant to the terms of such plans.

7. Employee agrees that this Agreement is confidential and that Employee will not discuss the fact that it exists or its terms (including, without limitation, the amount of the Separation Payment) with anyone else except Employee’s attorney as described in Section 8 below, Employee’s tax accountant, or as required by law. However, nothing in this Agreement shall prevent Employee from providing lawful and truthful information to any agent of any federal, state, or local government or in response to any subpoena or other process.

2

8. Subject to the last sentence of Section 7, Employee agrees not to disparage Employer or any of the Released Parties, in any manner likely to be harmful to any of them or their business, business reputation, or personal reputation.

9. This Agreement sets forth the entire Agreement between Employee and any of the Released Parties pertaining to the subject matter of this Agreement, save and except for the RSA and Sections 9 and 13 through 31 of the Employment Agreement between the Parties with an Effective Date of June 1, 2019 (the “Employment Agreement”). The Parties agree that the RSA and Sections 9 and 13 through 31 of the Employment Agreement continue to be in effect and are not superseded by this Agreement. No oral understandings, statement, promises or inducements contrary to the terms of this Agreement exist. The Parties represent and acknowledge that, in executing this Agreement, they do not rely, and have not relied, on any representation(s) by Employee or any of the Released Parties, except as expressly contained in this Agreement. Rather, they have relied on their own judgment.

10. Employee acknowledges that Employee has returned to Employer any and all Employer property, as well as the originals and/or copies of documents relating to the business of Employer or any of the other Released Parties, without altering or deleting any of the information, files or data on the Employer property before it is returned to Employer (e.g., not deleting emails or files from any Employer laptop).

11. This Agreement has been made in Texas, and Texas law applies to it, without regard to any conflict of law principles of any jurisdiction. If any part of this Agreement is found to be invalid, the remaining parts of the Agreement will remain in effect as if there were no invalid part. Venue for any action to enforce this Agreement shall exclusively be in Tarrant County, Texas. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall deemed one and the same instrument.

12. By signing below, Employee understands and agrees that Employee has carefully read and fully understands all of the provisions of this Agreement. The Parties represent that they have not transferred or assigned to any person or entity any claim related to this Agreement or any portion thereof, or any interest therein. Employee represents, warrants and agrees that Employee has not as of the date that Employee signs this Agreement filed any claim of any sort against any of the Released Parties.

13. Employee acknowledges that Employee has had an opportunity to consult with an attorney concerning the meaning, import, and legal significance of this Agreement, and has read this Agreement, as signified by Employee’s signature hereto, and is voluntarily executing this Agreement.

14. By signing below, Employee understands and agrees that Employee:

(a) HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT;

(b) HAS AT ALL TIMES DURING THE COURSE OF NEGOTIATION AND EXECUTION OF THIS AGREEMENT HAD THE OPPORTUNITY TO DISCUSS THOROUGHLY THIS AGREEMENT WITH ANYONE THAT EMPLOYEE DESIRED, CONCERNING THE TERMS OF THIS AGREEMENT AND THAT EMPLOYEE IS HEREBY ADVISED IN WRITING TO CONSULT WITH COUNSEL OF EMPLOYEE’S CHOICE PRIOR TO ENTERING INTO THIS AGREEMENT;

3

(c) IS, THROUGH THIS AGREEMENT, RELEASING EMPLOYER, ALONG WITH THE OTHER PARTIES NAMED ABOVE AS THE “RELEASED PARTIES,” FROM ANY AND ALL CLAIMS THAT EMPLOYEE HAS OR MAY HAVE AGAINST THEM, INCLUDING ANY CLAIM UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT;

(d) KNOWINGLY AND VOLUNTARILY AGREES TO ALL OF THE TERMS SET FORTH IN THIS AGREEMENT;

(e) KNOWINGLY AND VOLUNTARILY INTENDS TO BE LEGALLY BOUND BY THE SAME;

(f) WAIVES RIGHTS OR CLAIMS IN EXCHANGE FOR the Separation Benefits ACCELERATION WHICH EMPLOYEE WOULD NOT OTHERWISE RECEIVE; AND

(g) HAS 21 DAYS FROM THE DATE THIS AGREEMENT IS PROVIDED TO EMPLOYEE (“REVIEW PERIOD”) TO CONSIDER WHETHER OR NOT TO EXECUTE THIS AGREEMENT, AND ADDITIONALLY HAS A FULL SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT BY EMPLOYEE (“REVOCATION PERIOD”) TO REVOKE THIS AGREEMENT BY WRITTEN LETTER SENT BY HAND DELIVERY OR ELECTRONIC MAIL TO: ZACHARY FLEMING, 1200 SUMMIT AVENUE, SUITE 414, FORT WORTH, TEXAS 76102, OR EMAIL: ZFLEMING@SANARAMEDTECH.COM. EMPLOYEE HAS BEEN AND IS HEREBY ADVISED IN WRITING THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED WITHOUT EMPLOYEE EXERCISING HIS RIGHT TO REVOCATION. IF EMPLOYEE REVOKES THIS AGREEMENT, EMPLOYEE WILL NOT BE ENTITLED TO THE Separation Benefits DESCRIBED IN SECTION 3 ABOVE. THE PARTIES AGREE THAT ANY CHANGES TO THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THE RUNNING OF THE REVIEW PERIOD.

/s/ Shawn M. Bowman	12/2/2022
Shawn M. Bowman	Date

SANARA MEDTECH INC.

/s/ Michael McNeil		12/2/2022
By:	Michael McNeil	Date
Title:	Chief Financial Officer

4